Exhibit 5

August 5, 2009

The Dun & Bradstreet Corporation

103 JFK Parkway

Short Hills, NJ 07078

To the Board of Directors of

The Dun & Bradstreet Corporation

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Corporate Secretary of The Dun & Bradstreet Corporation, a Delaware corporation (the “Company”), and as such am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) which the Company intends to file with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to five million four hundred thousand (5,400,000) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which may be issued to employees of the Company in accordance with The Dun & Bradstreet Corporation 2009 Stock Incentive Plan (the “Plan”).

I have examined a copy of the Plan, the Registration Statement (including the exhibits thereto) and the related prospectus (the “Prospectus”). In addition, I have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other and further investigations, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing, I hereby advise that in my opinion the shares of Common Stock issuable in accordance with the Plan, when duly authorized and issued as contemplated by the Registration Statement, the Prospectus, the Plan and any Award Document (as defined in the Plan), will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

I am a member of the Bar of the State of New Jersey and do not express any opinion herein concerning any law other than the laws of the State of New Jersey and the Delaware General Corporation Law.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In providing this consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Jeffrey S. Hurwitz
Jeffrey S. Hurwitz